Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-188489; File No. 333-159632; File No. 333-101996; File No. 333-83968; File No. 333-14067; and File No. 33-41295) pertaining to Furmanite Corporation of our report dated June 26, 2015, related to the financial statements and supplemental schedules of Furmanite Corporation 401(k) Savings Investment Plan as of and for the year ended December 31, 2014, included in this annual report on Form 11-K of Furmanite Corporation 401(k) Savings Investment Plan for the year ended December 31, 2014.

/s/ BDO USA, LLP

Houston, Texas
June 26, 2015